

[MONY LOGO]                 THE MONY GROUP INC.           NEWS RELEASE
                            1740 Broadway                 MEDIA CONTACTS:
                            New York, NY 10019            Doug Myers 212 708 2472
                            212 708 2472                  Christopher Breslin 212 708 2435
                            212 708 2399 Fax              INVESTOR CONTACT:
                                                          Jay Davis 212 708 2917


The MONY Group Inc. Meets Revised Expectations for Year and Fourth Quarter

Annual Operating Income Increases to $4.88 from $4.39 Per Share While Equity Market Decline Results in Mark-to-Market Loss in Venture Capital Portfolio for Fourth Quarter


NEW YORK (February 8, 2001) -- The MONY Group Inc. (NYSE:MNY) today reported operating income for the year-ended December 31, 2000 of $233.4 million, or $4.88 per share. Operating income for 1999 was $210.0 million, or $4.39 per share excluding a non-recurring restructuring charge of $38.8 million or $0.81 per share related to the company's voluntary retirement and realignment program.

Core operating earnings for the 2000 fourth quarter were $20.6 million, or $0.43 per share, and reflect a decline in the market value of assets under management and a mark-to-market adjustment in assets backing certain employee benefit programs. Reported operating earnings for the quarter were $4.2 million or $0.09 per share, and include, in addition to the factors cited above, a $0.30 per share after tax loss from the company's equity partnership portfolio, and a $0.04 per share after-tax realized loss from the sale of assets in the company's transferred pension business.

For the comparable 1999 quarter, the company's operating income was $95.4 million, or $1.99 per share. This includes $77.4 million or $1.62 per share after tax was from the company's equity partnerships portfolio.

"Against a backdrop of difficult equity market conditions in the fourth quarter, in 2000 MONY generated record protection and accumulation sales, and continued to broaden its distribution network and product/services platform," said Michael
I. Roth, chairman and CEO, The MONY Group. "We also continued to leverage our strong financial position and deploy capital effectively as evidenced by our acquisition of Advest and through our share repurchase program. Despite the fourth quarter, our equity partnership investments, which account for less than three percent of our total investment portfolio, generated significant value to shareholders in 2000."

Net income for the full year 2000 was $224.6 million or $4.70 per share. This included net realized gains on investments of $28.9 million or $0.60 per share and a $37.7 million or $0.79 per share charge after tax from the company's debt refinancing announced earlier this year. Net income for the full year 1999 was $248.6 million or $5.20 per share. This included net realized gains on investments of $79.4 million or $1.66 per share; the restructuring charge of $38.8 million or $0.81 per share related to the voluntary retirement program;
and an extraordinary charge of $2.0 million or $0.04 per share related to the company's odd-lot sale and purchase program.

Net income for the fourth-quarter 2000 was $9.1 million, or $0.19 per share, and included net realized gains on investments of $4.9 million or $0.10 per share.
Comparably, net income for the fourth-quarter 1999 was $113.6 million, or $2.37 per share, and included net realized gains on investments of $18.8 million or $0.38 per share.

An earnings summary is as follows:

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

                                                          THREE-MONTHS ENDED                   YEAR ENDED
                                                             DECEMBER 31,                     DECEMBER 31,

                                                         2000             1999            2000              1999
($ in millions except share data and per share
amounts)
Operating Income Excluding Early
  Retirement and Realignment Charge                  $         4.2             95.4           233.4            210.0
Operating Income                                     $         4.2             94.9           233.4            171.2
Net Income                                           $         9.1            113.6           224.6            248.6

PER SHARE AMOUNTS:
Diluted Operating Income Excluding
  Early Retirement and Realignment
  Charge                                             $        0.09*            1.99            4.88             4.39
Diluted Operating Income                             $        0.09*            1.98            4.88             3.58
Diluted Net Income                                   $        0.19             2.37            4.70             5.20

SHARE DATA:
Weighted-average Shares Outstanding                     46,149,301       47,238,328      46,466,675       47,238,328
Plus:  Incremental Shares from Assumed
  Conversion of Dilutive Securities                      2,038,563          639,074       1,321,218          574,625
                                                     ---------------------------------------------------------------
Weighted-average Shares Used in Diluted Per-
  Share Calculations                                    48,187,864       47,877,402      47,787,893       47,812,953
                                                     ===============================================================


*Core operating earnings were $0.43 per share excluding a $0.30 per share after tax loss from the company's equity partnership portfolio, and a $0.04 per share after-tax realized loss from the sale of assets in the company's transferred pension business.

HIGHLIGHTS INCLUDE:

- On January 31, 2001, MONY closed its acquisition of Advest following its final regulatory approval from the Office of Thrift Supervision. The final purchase price paid to Advest shareholders was $280 million.

- For the full year, MONY's equity partnerships, which invest in venture capital opportunities, generated operating income of $219.5 million (pre-tax) and $143 million or $2.98 per share (after-tax) including $40 million (pre-tax) and $26 million or $0.54 per share (after tax) as per the company's 2000 plan. For the fourth quarter, the company generated a loss of $22.6 million (pre-tax) and $14.7 million or $0.30 per share (after tax). Presently the company has approximately $45 million of pretax gains related to its equity partnership investments that may be realized in the future but are subject to market fluctuations.

- MONY increased its annual dividend 12.5 percent to $0.45 per share on November 15, 2000. This dividend was paid on December 22, 2000.

- Book value (pre-FAS 115) at December 31, 2000 was $41.65 per share, a 7.4% increase compared with book value per share of $38.79 at December 31, 1999.

- MONY completed the sale of $275 million principal amount of 7.45% five-year senior notes on December 7. The offering was originally set for $250 million but due to favorable market conditions, the offering was increased to $275 million. The proceeds were used for the completion of the Advest acquisition and general corporate purposes.


BUSINESS SEGMENTS

Protection Segment
Through its protection segment, The MONY Group sells a wide range of life insurance products (including whole life, term life, universal life, variable universal life, last survivor life, and group universal life) to small business owners and higher-income individuals, particularly family builders and pre-retirees.

Total new annualized and single life insurance premiums were $266.0 million for the year and $60.7 million for the fourth quarter compared with $194.3 million and $71.6 million for the comparable periods in 1999. Total premiums surpassed the company's plan for the year by 11 percent.

New life insurance premiums from the company's complementary network increased 81 percent to $168.8 million for the year, accounting for 63 percent of protection sales. The increase in premiums for the year was driven by strong sales of the company's corporate-owned life insurance (COLI) as well as sales from its U.S. Financial Life Insurance Co. (USFL) subsidiary. For the fourth quarter, premiums from the company's complementary network were affected by the fluctuating nature of large-premium COLI sales, which had strong growth during the year but were down for the fourth quarter. As a result, complementary network premiums were $26.2 million compared to $41.7 million for the fourth quarter in 1999.

For the year 2000, COLI sales increased 87% to $124.4 million from $66.6 million in 1999. Recurring premiums were $31.8 million for the year, compared with $26.5 million for 1999. COLI sales were $14.0 million in the fourth quarter compared to $32.7 million in the prior year period. Corporate sales are large-premium cases that typically generate revenues that can fluctuate considerably from quarter-to-quarter.

USFL's products, sold through its brokerage general agency distribution channel, increased 58 percent for the year to $42 million from $26.5 million in 1999. Net premiums for the fourth quarter were $11.7 million compared to $9.0 million in 1999.

New life insurance premiums (first-year and single premiums) from the career agency system were $97.2 million for the year and $34.5 million for the quarter, compared with $101.2 million and $29.9 million for the comparable periods in 1999. The variance in annual sales is due to an unusually large life insurance sale that was sold in the first half of 1999.

A strong recruiting drive led to an increase in the number of U.S. agents to 2,191 at year end 2000.


Accumulation Segment

Through its accumulation segment, The MONY Group provides variable annuities and proprietary retail mutual funds through its sales force and third-party broker-dealers.

New accumulation assets raised during the year increased 10 percent to a record $2.47 billion from $2.26 billion in 1999. For the quarter, new accumulation assets raised were $475 million compared to $651 million in 1999.

Accumulation assets under management were $9.9 billion as of December 31, 2000, compared to $10.5 billion at year-end 1999. The decline in the equities market during the fourth quarter adversely affected the company's accumulation segment during this period, and as a result, adversely affected earnings.

Sales of mutual funds offered by the Enterprise Group of Funds increased 12% for the year to $2.05 billion from $1.83 billion. For the quarter, sales were $376 million compared to $545 million in the fourth quarter of 1999.

Enterprise mutual fund sales through third-party broker-dealers increased 20% for the year to $1.4 billion from $1.2 billion in 1999. For the quarter, sales were $270 million compared to $390 million in the fourth quarter of 1999. Enterprise mutual fund sales through The MONY Group career agency system were $615 million for the year and $106 million for the quarter, compared with $636 million and $155 million for the comparable periods in 1999.

Annuity sales were $421 million for the year and $99 million for the fourth quarter, compared to $423 million and $106 million for the comparable periods in 1999. MONY's exchange program continues to be well received. The exchange program is a commission-free program that enables customers to exchange their old variable policy for a new policy series. Customers exchanged approximately $1 billion of assets from in-force to new policies series during the year and $116 million for the quarter.

Business Focus

"We are pleased with the outcome of the past year," commented Mr. Roth. "We grew our business organically with significant growth from our complementary network, and we began to benefit from the changes in our career system, both of which contributed to a 7.4 percent increase in book value per share for the year. In addition, we leveraged our strong capital base to acquire Advest."

MONY estimates that its 2001 core operating income will be approximately $2.25 per share reflecting the dilution caused by goodwill amortization of $0.14 per share for the company's acquisition of Advest. This estimate compares to $2.46 per share in core operating income in 2000.

The 2001 estimate reflects uncertain market conditions and its effect on assets under management. A market reduction in assets under management causes fee-based income to drop.

Also included in the company's 2001 forecast is a 15 percent return assumption on its equity partnership portfolio which would total about $40 million (pre-tax) or $0.50 per share.

"With our expanded distribution network, enhanced product platform and strong capital position, we will continue to grow our business organically and pursue additional acquisitions and alliances in 2001," said Mr. Roth. "We remain committed to our goal of building value for our shareholders."


Forward Looking Statements

This release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements relating to MONY's expected results for 2001. There are a number of uncertainties and risks that could cause actual results to differ materially from our expectations, including those described in the company's filings with the Securities and Exchange Commission. Among other things, venture capital gains or losses could differ from our assumptions because of further changes in equity values; movements in the equity markets could affect our investment results, the fees we earn from assets under management and the demand for our variable products; and actual death claims experience could differ from our mortality assumptions. The company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

ABOUT THE MONY GROUP INC.
The MONY Group Inc. (NYSE: MNY), with $55 billion in assets under management and administration, provides life insurance, annuities, mutual funds, brokerage, asset management, business & estate planning, trust and investment banking products and services to individual and institutional clients through several member companies. The MONY Group focuses primarily on offering customized financial solutions through multiple distribution channels, including a career agency sales force, brokerage general agencies, financial advisors, brokers, and other complementary channels. The MONY Group's (www.mony.com) member companies include The Advest Group, Inc., MONY Life Insurance Company, Enterprise Capital Management, Inc., U.S. Financial Life Insurance Company, MONY Securities Corporation and Trusted Securities Advisors Corp.

Note: The MONY Group Inc. will host a conference call to discuss 4Q00/2000 full year financial results at 9 a.m. on Thursday, February 8, 2001. The call can be heard via the Investor Relations link at www.mony.com.

                       SUPPLEMENTAL FINANCIAL INFORMATION

MONY's conversion to a stock life insurance company and the establishment of the Closed Block for the protection of Eligible Policyholders have significantly affected the presentation of The MONY Group Inc.'s consolidated financial statements. The most significant effects are as follows:

(i) The results of the policies included in the Closed Block are reflected as a single line item in the Company's statements of income, entitled "Contribution from the Closed Block," whereas, prior to the establishment of the Closed Block the results of such business were reported in various line items in the Company's income statement, including premiums, net investment income, net realized gains, benefits, amortization of deferred policy acquisition costs, etc.

(ii) The assets and liabilities allocated to the Closed Block are reported separately in the Company's balance sheet under the captions "Closed Block assets" and "Closed Block liabilities," respectively.

To assist interested parties in analyzing the Company's consolidated financial results attached is the following supplemental information:

EXHIBIT I presents a consolidated income statement of The MONY Group for the three-month and twelve-month periods ended December 31, 2000 and 1999 (the "Consolidated Combined Basis Income Statement") which presents the individual components of the Closed Block activity for such periods with such activity outside the Closed Block.

EXHIBIT II presents certain summary consolidated balance sheet data.

EXHIBIT III presents information regarding new business generated by the Company in 2000 and 1999.




EXHIBIT I

THE MONY GROUP INC. AND SUBSIDIARIES
CONSOLIDATED "COMBINED BASIS" INCOME STATEMENTS

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



($ IN MILLIONS EXCEPT SHARE DATA AND PER SHARE AMOUNTS)           THREE-MONTHS ENDED                     YEAR ENDED
                                                                     DECEMBER 31,                       DECEMBER 31,
                                                               2000              1999              2000              1999
                                                               ----              ----              ----              ----
REVENUES:
Premiums                                                  $       196.5    $        203.5    $        700.5    $        717.1
Universal life and investment-type
  product policy fees                                              48.8              50.6             205.8             196.3
Net investment income                                             165.2             298.8             978.1             902.3
Net realized gains on investments (a)                               4.9              24.4              37.5             125.1
Group Pension Profits                                               8.1              15.2              37.1              63.0
Other income                                                       49.3              57.2             223.3             197.2
                                                         --------------    --------------    --------------    --------------
                                                                  472.8             649.7           2,182.3           2,201.0
BENEFITS AND EXPENSES:
Benefits to policyholders                                         210.7             219.3             787.8             787.1
Interest credited to policyholders'
  account balances                                                 27.5              28.3             110.6             115.5
Amortization of deferred policy acquisition costs                  33.7              29.2             139.1             137.8
Dividends to policyholders                                         64.6              49.5             235.5             230.7
Other operating costs and expenses                                124.2             148.8             513.2             547.3
                                                         --------------    --------------    --------------    --------------
                                                                  460.7             475.1           1,786.2           1,818.4
                                                         --------------    --------------    --------------    --------------
Income before income taxes and extraordinary item                  12.1             174.6             396.1             382.6
Income tax expense                                                  3.0              60.9             133.8             132.0
                                                         --------------    --------------    --------------    --------------
Income before extraordinary item                                    9.1             113.7             262.3             250.6
Extraordinary item, net                                              --             (0.1)            (37.7)             (2.0)
                                                         --------------    --------------    --------------    --------------
Net income                                                $         9.1    $       113.6     $       224.6     $        248.6
                                                         ==============    ==============    ==============    ==============

OPERATING INCOME:
Net income                                                          9.1             113.6             224.6             248.6
Less:
  Net realized gains on investments (after tax)                    (4.9)            (18.8)            (28.9)            (79.4)
Plus:
  Extraordinary items                                                --               0.1              37.7               2.0
                                                         --------------    --------------    --------------    --------------
Operating Income                                                    4.2              94.9             233.4             171.2
Early retirement and realignment charge                              --               0.5                --              38.8
                                                         --------------    --------------    --------------    --------------
Operating income excluding early
  retirement and realignment charge                       $         4.2    $         95.4    $        233.4    $        210.0
                                                         ==============    ==============    ==============    ==============

PER SHARE AMOUNTS:
Diluted Operating Income excluding early retirement
  and realignment charge                                  $        0.09     $        1.99    $         4.88    $         4.39
Diluted Operating Income                                  $        0.09     $        1.98    $         4.88    $         3.58
Diluted Net Income Before Extraordinary Item              $        0.19     $        2.37    $         5.49    $         5.24
Diluted Net Income                                        $        0.19     $        2.37    $         4.70    $         5.20


SHARE DATA:
Weighted Average Shares Outstanding                          46,149,301        47,238,328        46,466,675        47,238,328
Plus: Incremental Shares From Assumed
  Conversion of Dilutive Securities                           2,038,563           639,074         1,321,218           574,625
                                                         --------------    --------------    --------------    --------------
Weighted-Average Shares used in Diluted Per-
  Share Calculation                                          48,187,864        47,877,402        47,787,893        47,812,953
                                                         ==============    ==============    ==============    ==============

(a) Includes realized gains or losses of the closed block which are offset in dividends to policyholders.

EXHIBIT II



                           CONSOLIDATED BALANCE SHEET DATA

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

                                                                        AS OF
                                                                     DECEMBER 31,
CONSOLIDATED BALANCE SHEET DATA                                         2000
                                                                        ----
($ in millions except per share data):
Invested assets (including cash and cash equivalents)                  5,761.0
Assets transferred in the Group Pension Transaction                    4,927.7
Closed Block assets                                                    6,251.2
Separate account assets                                                5,868.1
Deferred policy acquisition costs                                        657.1
Other assets                                                           1,110.2
                                                                    -------------
   Total assets                                                       24,575.3
                                                                    =============

Policyholders' liabilities                                             2,988.1
Liabilities transferred in the Group Pension Transaction               4,897.2
Closed block liabilities                                               7,315.8
Separate account liabilities                                           5,865.3
Short-term debt                                                           52.3
Long-term debt - Surplus Notes                                             2.0
Long-term debt - other                                                   569.1
Other liabilities                                                        846.6
                                                                    -------------
   Total liabilities                                                  22,536.4

Equity                                                                 2,025.9
Accumulated comprehensive income                                          13.0
                                                                    -------------
   Total shareholders' equity                                          2,038.9

   Total liabilities and shareholders' equity                         24,575.3
                                                                    =============

Diluted book value per share                                              41.92
Diluted book value per share (Ex. Accumulated                             41.65
    Comprehensive Income)



EXHIBIT III

NEW BUSINESS INFORMATION

The following chart presents protection and accumulation sales in the MONY
Group's business segments:

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                                                                                           THREE-MONTHS
                                                               YEAR ENDED                      ENDED
                                                              DECEMBER 31,                  DECEMBER 31,
                                                           2000          1999              2000          1999
                                                           ----          ----              ----          ----
NEW BUSINESS ($ IN MILLIONS):
Protection Products

Career Distribution                                   $        97.2   $      101.2      $      34.5   $        29.9

Complementary Distribution*                                   168.8           93.1             26.2            41.7
                                                      -----------------------------     ---------------------------
   Total New Annualized Life Insurance
   Premiums

                                                      $       266.0          194.3      $      60.7   $        71.6
                                                      =============================     ===========================

Accumulation Products
Variable Annuity - Career Distribution                $       421     $      423        $      99     $       106
Mutual Funds - Career Distribution                            615            636              106             155
Mutual Funds - Complementary Distribution                   1,438          1,198              270             390
                                                      -----------------------------     ---------------------------

    Total Accumulation Sales                          $     2,474     $    2,257        $     475     $       651
                                                      =============================     ===========================

* primarily USFL and corporate life insurance